EXHIBIT (a)(5)

CAMDEN NATIONAL CORPORATION ANNOUNCES TENDER

OFFER TO REPURCHASE COMMON STOCK

Camden, Maine March 24, 2006 – Camden National Corporation (AMEX: CAC; the “Company”) announced today the commencement of a modified “Dutch Auction” tender offer, approved by its Board of Directors, to repurchase up to 752,000 shares of its common stock (representing approximately 10% of its outstanding common shares) at a price not greater than $40.25 and not less than $36.50 per share. The closing price of the shares on March 23, 2006, the last trading day preceding this announcement, was $34.74. The tender offer is expected to commence on March 24, 2006 and to expire, unless extended, at 5:00 p.m., Eastern Daylight Savings time, on April 21, 2006.

“We believe that over the past several quarters, the stock market has not rewarded our shareholders for the performance of the Company,” said Robert W. Daigle, President and Chief Executive Officer. “After an extensive analysis of both our capital position and stock performance, we concluded that a tender offer would serve the interests of both shareholders who would like to sell their shares, as well as those shareholders who wish to remain owners.”

The Company currently anticipates that the funds necessary to purchase the shares will be raised from the issuance of trust preferred securities in the private capital markets. Banking regulations allow financial institutions to include trust preferred securities as regulatory capital, which will allow the Company to repurchase the common shares while still maintaining its “well-capitalized” regulatory capital levels.

Sandler O’Neill & Partners, L.P. is acting as the dealer manager for the tender offer. Georgeson Shareholder Communications, Inc. will act as information agent for the offer and Computershare Trust Company of New York will act as depositary.

A modified “Dutch Auction” will allow shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase 752,000 shares, or the amount of shares actually tendered, if lower than 752,000. All shares accepted in the tender offer will be purchased at the same price per share. The Company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at prices above a shareholder’s indication under the terms of the modified “Dutch Auction.” Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials that will be mailed to shareholders of record beginning on March 24, 2006.

“These anticipated transactions are a natural extension of our existing repurchase program with the added benefit of having a more immediate positive impact to earnings per share, while allowing the Company to remain ‘well-capitalized,’” noted Sean Daly, Chief Financial Officer.

Neither the Company nor its Board of Directors is making any recommendation to shareholders as to whether to tender or refrain from tendering their shares into the tender offer. Shareholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase by the Company.

Daigle concluded, “The tender offer and the issuance of trust preferred securities, along with the previously announced merger of our two banking subsidiaries, are part of an overall strategy to focus the Company on activities that directly benefit our shareholders and customers.”

The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is subject to other conditions, including the issuance of the trust preferred securities.

This press release is for informational purpose only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation of offers to buy the Company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule “TO” and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at http://www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the Securities and Exchange Commission, without charge, from the Company or at the Investor Relations section of the Company’s Web site: www.camdennational.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call Georgeson Shareholder Communications, Inc. at (800) 868-1366.

This press release is not an offer to sell or a solicitation of offers to buy trust preferred securities. Such securities will not be and have not been registered under the federal securities laws and may not be offered absent registration or an applicable exemption from such registration requirements.

Camden National Corporation, headquartered in Camden, Maine, and listed on the American Stock Exchange, the Russell 3000® Index and the small-cap Russell 2000® Index under the symbol CAC, is the holding company for a family of three financial services companies, including: Camden National Bank (CNB), a full-service community bank with 12 banking offices serving Midcoast, Kennebunk and Portland, Maine, and online at www.camdennational.com, and recipient of the Governor’s Award for Business Excellence in 2002; UnitedKingfield Bank (UKB), a full-service community bank with 15 offices serving central, eastern and western Maine and online at www.unitedkingfield.com; and Acadia Trust, N.A., offering investment management and fiduciary services with offices in Portland and Bangor, Maine and online at www.acadiatrust.com. In addition, Acadia Financial Consultants operates as a division of CNB and UKB, to offer full-service brokerage services.

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance or achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include the following: changes in general, national or regional economic conditions; changes in loan default and charge-off rates; reductions in deposit levels necessitating increased borrowing to fund loans and investments; changes in interest rates; changes in laws and regulations; changes in the size and nature of the Company’s competition; and changes in the assumptions used in making such forward-looking statements. Other factors could also cause these differences. For more information about these factors please see our Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Contact:

Suzanne Brightbill

Public Relations Officer

Camden National Corporation

207.230.2120

sbrightbill@camdennational.com